KIRKPATRICK & LOCKHART LLP                      1800 Massachusetts Avenue, N.W.
                                                Second Floor
                                                Washington, D.C. 20036-1800
                                                202.778.9000
                                                www.kl.com


January 30, 2002


INVESCO Sector Funds, Inc.
7800 East Union Avenue
Denver, CO  80237

Dear Sir or Madam:

     You have requested our opinion, as counsel to INVESCO Sector Funds, Inc. (the "Company"), a corporation organized under the laws of the State of Maryland on August 10, 1983, as to certain matters regarding the issuance of Shares of the Company. As used in this letter, the term "Shares" means the A, B, C, K and Investor classes of shares of common stock of INVESCO Energy Fund, INVESCO Financial Services Fund, INVESCO Health Sciences Fund, INVESCO Leisure Fund and INVESCO Telecommunications Fund and the A, B, C and Investor classes of shares of common stock of INVESCO Gold Fund, INVESCO Real Estate Opportunity Fund and INVESCO Utilities Fund, and the A, B, C, K, Investor and Institutional classes of shares of common stock of INVESCO Technology Fund, each a series of the Company.

     As such counsel, we have examined copies, either certified or otherwise proved to be genuine, of the Company's Articles of Incorporation and By-Laws and such resolutions and minutes of meetings of its Board of Directors as we have deemed relevant to our opinion, as set forth herein. Our opinion is limited to the laws (other than the conflict of law rules) of the State of Maryland that in our experience are normally applicable to the issuance of shares by registered investment companies organized as corporations under the laws of that State and to the Securities Act of 1933 ("1933 Act"), the Investment Company Act of 1940 ("1940 Act") and the regulations of the Securities and Exchange Commission ("SEC") thereunder.

     Based upon the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized by the Company and that, when sold, the Shares will have been validly issued, fully paid and non-assessable, provided that (1) the Shares are sold in accordance with the terms contemplated by the Company's registration statements and any amendments thereto, including receipt by the Company of full payment for the Shares, and compliance with the 1933 Act and the 1940 Act, and (2) the aggregate number of Shares issued, when combined with all other then-outstanding shares, does not exceed the number of Shares that the Company is authorized to issue.

     We hereby consent to the filing of this opinion with the SEC and the reference to our firm under the caption "Legal Counsel" in the Statement of Additional Information.

                                    Sincerely,

                                    /s/KIRKPATRICK & LOCKHART LLP

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